                                                                   EXHIBIT 10(g)


                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ("Agreement") is made by Imperial Sugar
Company ("Company") and Robert J. McLaughlin ("McLaughlin") (the "Consultant"), this 22nd day of October, 2001.

                                    RECITALS

     A. Company is presently engaged, among other things, in the business of manufacturing, selling, marketing, and shipping raw sugar, refined sugar, and related by-products.

     B. Consultant possesses considerable management knowledge and senior corporate officer expertise about the Company, its customers, and the raw and refined sugar industry.

     C. Company and Consultant desire to enter into an agreement whereby Consultant will be available to the Company in a senior management capacity.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Consultant agree:

     1. Agreement to Retain and to Render Services. The Company engages Consultant and Consultant accepts such engagement, to provide senior management consulting services to the Company during the term of this Agreement. Consultant shall render such consulting services as requested by the Board of Directors of the Company and outlined in its letter to McLaughlin of November 9, 2001 (Exhibit 1A).

     2. Term. The term of this Agreement shall commence on October 22, 2001 and shall continue in full force and effect until April 30, 2002, or until such time as mutually agreed upon by Company and Consultant for the purpose of completing the tasks contemplated under this contract.

     3. Consulting Fee. All fees shall be remitted to The Sutter Group however, McLaughlin shall be the only provider of management services and expertise to the Company. The fee arrangement is outline in Exhibit 1A.

     4. Non-employee Status/Indemnification. For all purposes under this Agreement, Consultant shall be deemed to be an independent contractor and not an employee of the Company. Consultant agrees that he is not eligible to participate in any of the Company's employee benefit plans, programs, or policies, Consultant agrees he will not represent to any other individual or entity that he is an employee of the Company.

     5. Confidentiality. Requirements are outlined in Exhibit 1A.

     6. Indemnification. See Exhibit 1A.

     7. Entire Agreement. This Agreement contains the entire understanding between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     8. Waiver. The failure of either party to insist in any one or more instances upon the performance of any term or condition of this Agreement shall not be construed as a waiver of future performance of any such term or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

     9. Severability. If any provision or part of a provision of this Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable.

     10. Assignment. Neither the Company nor Consultant may assign this Agreement without the express written consent of the non-assigning party.

     11. Binding Effect. This Agreement shall be binding upon, and inure to the, benefit of, the parties hereto and their respective successors, heirs, and permitted assigns.

     12. Applicable Law. Texas law shall govern the validity, construction, interpretation, and effect of this Agreement. The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied against either party.

         IN WITNESS WHEREOF, Imperial Sugar Company has caused its duly authorized officers to execute this Agreement and affix its corporate seal hereto, and Robert J. McLaughlin has hereunto set his hand and seal us of the day and year first above written.

                             Imperial Sugar Company

                             By: /s/ James J. Gaffney
                                ------------------------

                                 Its: Director
                                     ------------------------

                              /s/ Robert J. McLaughlin
                             -------------------------
                             Robert J. McLaughlin

                                                                November 9, 2001


Robert J. McLaughlin
The Sutter Group
700 Larkspur Landing, Ste 199
Larkspur, CA 94939

Dear Bob:
This letter will outline the terms of the retention of The Sutter Group and its appointment of you to act as President and CEO (Phase I) of Imperial Sugar Company in addition to your duties as Chairman of the Board. The term of the initial phase of this engagement shall be October 22, 2001 through April 30, 2002 serving at the pleasure of the Board of Directors. Thereafter you shall resume solely the duties of Chairman of the Board (Phase II). You shall commit fifteen (15) business days per month during Phase I to corporate activity and shall receive remuneration of $75,000 per month (paid semi-monthly in arrears) for services to be outlined herein. During Phase I, in the event you devote more than fifteen (15) business days per month in performing your duties, it will be necessary for you to inform the Chairman of the Compensation Committee of the need and obtain his approval to commit the time. You will be compensated at the rate of $5,000 per day for such additional time. Compensation during Phase II shall be $8,750 per month. If a successor President and CEO is recruited and hired during Phase I, you shall receive the Phase I contracted fees through April 30, 2002.

You will have a bonus opportunity of $250,000 to be paid at termination of Phase I assignment for achieving objectives to be agreed upon by you and the Board of Directors, the determination of achievement of these goals shall be within the sole discretion of the Board of Directors. The general objectives will be described in Exhibit A attached hereto and they will be finalized after the November 9, 2001 Board of Directors Meeting.

You shall receive an option grant of 1% of the outstanding common stock of the company (circa 112,345 shares) vesting equally over three years. Vesting of options would fully accelerate during a change in control. You shall not be eligible for any other option grants or opportunities unless later specifically amended by the Board of Directors.

In addition to generally accepted business, travel and entertainment expenses, the Company shall provide reimbursement for the following items as incurred during Phase I:

a. An apartment in the Houston metropolitan area.
b. Weekly return trips to your domicile in the San Francisco, CA area.
c. Health club membership in Houston.
d. You shall submit all requests for expense reimbursement to W.F. Schwer, Executive Vice President for review and approval or referral to the Executive Compensation Committee.

If this independent contractor relationship is terminated by the Board of Directors other than for cause prior to April 30, 2002, you shall receive the contracted monthly fee for the remaining term of Phase I prorated for partial months of service. If terminated for cause, you shall be compensated only through the effective date of termination.

The Sutter Group shall perform the services under the Agreement as an independent contractor. The Sutter Group shall have the right to control and use its discretion as to the manner of the performance of the services to be provided, in that the result of The Sutter Group's services and not the means by which they are accomplished is of primary importance to the Company. The Company shall not withhold FICA taxes or Federal or State income taxes from The Sutter Group's fees and shall not make any payments of employer FICA or other taxes with respect to The Sutter Group's fees. The Sutter Group shall be responsible for paying all applicable income taxes on fees paid hereunder. Neither The Sutter Group nor its staff shall participate in any of the Company's employee benefits or profit sharing programs.

The Sutter Group agrees that it will not divulge to third parties, without the written consent of the Company, any information obtained from or through the Company in connection with the performance of this Agreement, unless (a) the information was known prior to obtaining same from the Company, (b) the information is, at the time of disclosure by the Company, then in the public domain, or (c) the information is obtained by The Sutter Group from a third party who did not receive same, directly or indirectly, from the Company or who received it from the Company without confidentiality restriction. The Sutter Group further agrees that it will not, without the prior written consent of the Company, disclose to any third party any information relating to the Company developed by The Sutter Group in the performance of this Agreement, except to the extent that said information falls within one of the categories described in
(a), (b), or (c) above.

Imperial Sugar Company does hereby indemnify The Sutter Group, TSG personnel, subcontractors and related parties (the "Indemnitee"), performing services, under this agreement from any indirect, special, incidental or consequential damages of any kind or nature whatsoever. The Company shall indemnify, hold harmless and defend the indemnitee from and against any and all claims, actions, damages, demands, judgments, settlements, costs and liabilities of any kind or nature whatsoever involving or against the indemnitee arising out of the services performed hereunder or any act or omission in the performance thereof; provided, however, that such indemnification, shall not apply to damages resulting solely from the indemnitee willful, reckless or gross negligent misconduct. The Company will wire transfer $75,000 to you immediately, consisting of $37,500 for the period October 22-31, 2001 and $37,500 for the period November 1-15, 2001.

Please indicate your agreement with these terms by signing in the space provided below.


                                        Sincerely,


                                        /s/ James J. Gaffney

                                        James J. Gaffney

                                        For the Compensation Committee of the
                                        Board of Directors of Imperial Sugar
                                        Company

JAG:sd
cc:      W.F. Schwer, Esq.

Agreed and Accepted:

/s/ Robert J. McLaughlin                                  Date: November 9, 2001
------------------------------------                      ----------------------
Robert J. McLaughlin
The Sutter Group



                                       3